ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MARCH 9, 2015 AND

THE PROSPECTUS DATED MAY 1, 2012)

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-181089

MARCH 9, 2015

AFLAC INCORPORATED

$550,000,000 2.40% SENIOR NOTES DUE 2020

$450,000,000 3.25% SENIOR NOTES DUE 2025

FINAL TERM SHEET

Dated March 9, 2015

Issuer:	Aflac Incorporated
Securities:	2.40% Senior Notes due 2020 (the “2020 Notes”) 3.25% Senior Notes due 2025 (the “2025 Notes”)
Ratings (Moody’s / S&P)*:	A3 (stable) / A (negative)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	March 9, 2015
Settlement Date (T+3):	March 12, 2015
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman, Sachs & Co.; J.P. Morgan Securities LLC; Morgan Stanley & Co. LLC; Wells Fargo Securities, LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC and Mizuho Securities USA Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC; Mitsubishi UFJ Securities (USA), Inc.; SMBC Nikko Securities America, Inc.
Principal Amount:	$550,000,000 (2020 Notes) $450,000,000 (2025 Notes)
Underwriting Discount:	0.60% (2020 Notes) 0.65% (2025 Notes)
Maturity Date:	March 16, 2020 (2020 Notes) March 17, 2025 (2025 Notes)
Coupon:	2.40% (2020 Notes) 3.25% (2025 Notes)
Benchmark Treasury:	1.375% due February 29, 2020 (2020 Notes) 2.000% due February 15, 2025 (2025 Notes)
Spread to Benchmark Treasury:	+ 75 basis points (2020 Notes) + 110 basis points (2025 Notes)
Benchmark Treasury Price / Yield:	98-21 1⁄4 / 1.656% (2020 Notes) 98-08 / 2.197% (2025 Notes)

Re-offer Yield:	2.406% (2020 Notes) 3.297% (2025 Notes)
Public Offering Price:	99.972% of principal amount (2020 Notes) 99.602% of principal amount (2025 Notes)
Proceeds, Before Expenses:	$991,830,000
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2015
Record Dates:	March 1 and September 1 of each year
Optional Redemption:	In whole at any time or in part from time to time, at the sole option of the Issuer, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes to be redeemed and (2) and amount equal to the sum of the present values of the remaining scheduled payments for principal of and interest on the notes to be redeemed, not including any portion of the payments of interest accrued as of such redemption date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points with respect to the 2020 Notes and 20 basis points with respect to the 2025 Notes, plus in each case (1) and (2), accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, such redemption date.
CUSIP/ISIN:	001055 AN2 / US001055AN21 (2020 Notes) 001055 AP7 / US001055AP78 (2025 Notes)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The trustee, Bank of New York Mellon Trust Company, N.A., is an affiliate of BNY Mellon Capital Markets, LLC, one of the underwriters in this offering.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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